Exhibit 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)

FIVE-YEAR SUMMARY OF FINANCIAL AND OPERATING DATA

Results of from Operations:	2007	2006	2005	2004	2003
Revenues	$453.4	$417.8	$354.0	$312.6	$328.1
Income from Operations	67.3	80.2	79.2	74.5	42.5
Dividends paid	400.0	-	-	-	50.0

Percentage of income from continuing operations to average shareowner’s equity	15.5%	14.4%	16.8%	19.3%	12.0%

Financial Data:
Finance Receivables, net	$3,732.7	$3,993.4	$3,410.2	$3,020.7	$2,782.0
Total assets	4,736.2	5,544.1	4,588.3	3,945.5	4,271.4

Total senior and secured borrowings	4,269.1	4,775.7	3,962.1	3,319.4	3,743.9
Shareholder’s equity	268.1	599.3	512.9	432.0	338.0

Debt to equity ratio	15.9:1	8.0:1	7.7:1	7.7:1	11.1:1

Number of employees at October 31	308	300	283	260	245

Result of Discontinued Operations:
Revenues	$-	$-	$-	$-	$-
Income (loss)	$-	$-	$-	$-	$(2.4)

Exhibit 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)

Gross Finance Receivables and Leases Originated:	2007	2006	2005	2004	2003
Wholesale notes	$4,007.0	$6,256.6	$5,296.4	$4,312.4	$3,168.7
Retail notes and leases:
New equipment	1,150.7	1,590.5	1,604.4	1,343.7	1,004.5
Used equipment	253.4	318.2	283.9	264.8	307.4
Total	1,404.1	1,908.7	1,888.3	1,608.5	1,311.9

Total	$5,411.1	$8,165.3	$7,184.7	$5,920.9	$4,480.6

Serviced Retail Notes and Leases with Installments Past Due Over 60 days:	2007	2006	2005	2004	2003
Original amount of notes and leases	$35.7	$21.8	$34.1	$28.3	$28.6
Balance of notes and leases	17.1	9.5	12.7	9.7	10.7
Balance as a percentage of total outstanding notes and leases	0.44%	0.25%	0.35%	0.30%	0.36%

Serviced Retail Notes and Leases Repossessions:	2007	2006	2005	2004	2003
Retail note and lease repossessions acquired as a percentage of average serviced retail note and lease balances	1.27%	0.76%	0.86%	1.42%	2.85%
Acquisitions of vehicle inventory	$49.6	$28.9	$49.4	$40.0	$68.2
Vehicle inventory, end of period	23.2	5.2	8.4	26.6	34.8

Exhibit 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)

Credit Loss Experience on Serviced Receivables:	2007	2006	2005	2004	2003
NFC
Net losses (recoveries):
Retail notes and leases:	$10.0	$6.7	$5.7	$10.5	$14.7
Wholesale notes	1.0	0.0	0.0	0.0	0.0
Accounts	0.0	0.0	0.1	1.9	0.0
Total	$11.0	$6.7	$5.7	$12.4	$14.7

Navistar, Inc.
Net losses (recoveries):
Retail notes and leases:	$6.0	$2.6	$6.6	$10.4	$24.1
Total	$16.9	$9.7	$13.5	$22.8	$38.8

NFC
Percent net losses (recoveries) to liquidations:
Retail notes and leases:	0.63%	0.46%	0.50%	0.80%	1.10%
Wholesale notes	0.02%	(0.01)%	0.00%	0.00%	0.00%
Total	0.65%	0.47%	0.50%	0.80%	1.10%

Navistar, Inc.
Percent net losses (recoveries) to liquidations:
Retail notes and leases:	0.38%	0.17%	0.49%	0.79%	1.80%

NFC
Percent net losses (recoveries) to related average gross portfolio outstanding:
Retail notes and leases:	0.25%	0.19%	0.20%	0.36%	0.51%
Wholesale notes	0.00%	0.00%	0.00%	0.00%	0.00%
Accounts	0.00%	0.00%	0.00%	0.05%	0.00%
Total	0.25%	0.19%	0.20%	0.41%	0.51%

Navistar, Inc.
Percent net losses (recoveries) to related average gross portfolio outstanding:
Retail notes and leases:	0.15%	0.07%	0.20%	0.35%	0.84%